Exhibit 10.35
KB HOME
AMENDED AND RESTATED 1999 INCENTIVE PLAN
STOCK APPRECIATION RIGHT BONUS AGREEMENT
     This Stock Appreciation Right Bonus Agreement (this “Agreement”) is made on July 12, 2007 (the “Grant Date”) between KB Home, a Delaware corporation (the “Company”), and [NAME] (the “Participant”). Capitalized terms used in this Agreement and not defined herein have the respective meanings given them in the KB Home Amended and Restated 1999 Incentive Plan (the “Plan”).
     WHEREAS, the Company desires to grant the Participant a Stock Appreciation Right Bonus (the “Bonus”);
     WHEREAS, the Bonus is a cash-based Award that is intended to constitute Qualified Performance-Based Compensation;
     WHEREAS, the Bonus is intended to constitute a Performance-Based Bonus granted pursuant to Section 6 of the Plan, and, if the Participant is a Covered Employee, a Performance-Based Award granted pursuant to Section 11 of the Plan; and
     WHEREAS, the Bonus is intended to constitute a “stock appreciation right” not providing for the deferral of compensation under, and therefore exempt from, Section 409A of the Code.
     NOW, THEREFORE, in consideration of the foregoing, the Company and the Participant enter into this Agreement as follows:
A G R E E M E N T
     1. Grant. Subject to the terms of the Plan and this Agreement, the Company hereby grants to the Participant a Bonus calculated by reference to an aggregate of [# RIGHTS] stock appreciation rights (the “Rights”). Subject to the limitations set forth in Section 5, each Right entitles the Participant to receive the positive difference, if any, between the grant price of $36.19 (the “Grant Price”) and the Fair Market Value of a share of common stock, $1.00 par value per share, of the Company (“Common Stock”) on the date of exercise (the “Spread”); provided however, that in no event shall the Participant receive more than 400% of the Grant Price. The Bonus is intended to constitute Qualified Performance-Based Compensation, a Performance-Based Bonus, a “stock appreciation right” under Section 409A of the Code, and, if the Participant is a Covered Employee, a Performance-Based Award. The Rights may be exercised, and the Bonus may be paid, only as provided under this Agreement.
     2. Rights Vesting and Forfeiture.
(a)	Normal Rights Vesting. Subject to the limitations set forth in Section 5, the Rights may be exercised in accordance with the following vesting schedule if the Participant is employed by the Company or its Subsidiaries on the respective dates indicated below and if, and only if, the Performance Goal has been satisfied, as set forth below, as of the date of exercise:

On or After		Rights Subject to Exercise
July 12, 2008		33-1/3% of Rights
July 12, 2009	an additional	33-1/3% of Rights
July 12, 2010	an additional	33-1/3% of Rights

The Performance Goal with respect to the Rights shall be that the Committee has determined that the Company has achieved positive cash flow from the Company’s operations for the second half of the fiscal year ending on November 30, 2007, as reflected on the Company’s consolidated statement of cash flows for such period and excluding the effects of the Company’s disposition of its operations in France. If the Committee determines that the Performance Goal as set forth in the preceding sentence has not been achieved, the Rights shall not vest or become exercisable, no Bonus shall be paid under this Agreement, and the Participant will forfeit all rights, title and interests in and to any portion of the Rights and the Bonus.

(b)	Forfeiture. Except as provided in Section 3 below with respect to the Participant’s Retirement and subject to Section 2(a) above and Section 4 below, the Participant will immediately forfeit all rights, title and interests in and to any portion of the Rights that have not vested and any portion of the Bonus that has not been paid on the date the Participant’s employment with the Company or its Subsidiaries is terminated.
     3. Accelerated Rights Vesting. Notwithstanding Section 2 above, subject to the limitations set forth in Section 5, 100% of the Rights granted hereunder will vest and become immediately exercisable, and the Bonus will be paid, upon a Change of Ownership of the Company as provided under the applicable terms of the Plan, or upon the Participant’s Retirement. “Retirement” means severance from employment with the Company or its Subsidiaries for any reason other than a leave of absence, termination for cause, death or disability, at such time as the sum of the Participant’s age and years of service with the Company or its Subsidiaries equals at least 65 or more, provided that the Participant is then at least 55 years of age. The Company will have the sole right to determine whether the Participant’s severance from employment constitutes a Retirement.
     4. Rights Termination. Vested Rights will cease to be exercisable and will expire and terminate to the extent not exercised upon the date (the “Expiration Date”) that is the earlier of (i) the close of business on the tenth anniversary of the Grant Date and (ii) the dates set forth below in this Section 4.
(a)	Employment Termination Other Than For Cause or Retirement. If the Participant’s employment with the Company or its Subsidiaries is terminated for any reason other than for cause or Retirement (in each case, as determined by the Company), the date that is 90 calendar days after the date of such termination.

(b)	Employment Termination for Cause. If the Participant’s employment with the Company or its Subsidiaries is terminated for cause (as determined by the Company), the date that is 5 calendar days after the date of such termination.

(c)	Death. In the event of the Participant’s death (i) while the Participant is employed by the Company or its Subsidiaries, (ii) within 90 days of the date the Participant’s employment with the Company or its Subsidiaries is terminated for any reason other than for cause or Retirement (in each case, as determined by the Company) or (iii) in the event of the Participant’s retirement (as determined by the Company) prior to the date set forth in clause (i) of the first sentence of this Section 4, the first anniversary of the date of death.

     5. Rights Exercise and Payment. To exercise any number of the Rights that have vested, and to be entitled to payment of any portion of the Bonus, the Company must receive written notice of exercise specifying the number of Rights to be exercised. The Rights will be deemed exercised upon receipt of the exercise notice attached as Exhibit A (the “Exercise Notice”). Upon exercise of any number of the Rights that have vested, the Spread will be determined by the Fair Market Value per share of the Common Stock on the date the Exercise Notice is received by the Company and will be paid in cash as soon as reasonably practicable following such receipt; provided however, that in the event that the aggregate amount of cash payable to the Participant in respect of any and all Award(s) under the Plan (including, but not limited to, any phantom stock bonuses) in any fiscal year of the Company would exceed (i) $5,000,000 if the Participant is the Chief Executive Officer at the time of such payment or (ii) $3,000,000 if the Participant is not described in clause (i) of this Section 5, the Rights shall not be exercisable with respect to such excess amount until such time that such portion of the Rights could be exercised without exceeding the applicable limit, subject to the provisions of Section 4. The Company has the authority to deduct or withhold an amount sufficient to satisfy applicable federal, state, local and foreign taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any taxable event arising from the exercise of any vested Rights or payment of any portion of the Bonus.
     6. No Stockholder Rights. The Participant, and any Permitted Transferee (as defined in Section 10 hereof), will not be deemed to be a holder of or possess any stockholder rights with respect to any shares of Common Stock based on the Rights granted hereunder.
     7. Adjustments. In the event of any merger, reorganization, consolidation, recapitalization, stock dividend or other event described in Section 13(a) of the Plan, such adjustment will be made to the number of Rights, the Grant Price and the Spread, and to the terms and conditions hereof, in accordance with the terms of the Plan.
     8. California Law. This Agreement will be construed, administered and enforced in accordance with the laws of the State of California. This Agreement, the Bonus and the Rights will be subject to rescission by the Company if an executed original of this Agreement by the Participant is not received by the Company within four weeks of the Grant Date.
     9. Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous oral and written agreements and understandings relating to such subject matter. THE PARTICIPANT ACKNOWLEDGES AND AGREES TO BE BOUND TO, AND THAT THE BONUS AND THE RIGHTS ARE GRANTED SUBJECT TO, ALL OF THE TERMS AND CONDITIONS OF THE PLAN, INCLUDING ANY TERMS, RULES OR DETERMINATIONS MADE BY THE COMMITTEE PURSUANT TO ITS ADMINISTRATIVE AUTHORITY UNDER THE PLAN, AND THAT IN THE EVENT OF ANY CONFLICT BETWEEN THIS AGREEMENT AND THE PLAN, THE PLAN WILL PREVAIL.
     10. Non-Transferability. The Rights and the entitlement to the Bonus may not be transferred (in whole or in part) until and unless vested, and then only by will or the laws of descent and distribution or by gift or a domestic relations order to members of the Participant’s family or to trusts or other entities whose beneficiaries or beneficial owners are the Participant or members of the Participant’s family (each, a “Permitted Transferee”). During the Participant’s lifetime, unless the Rights and the entitlement to the Bonus are transferred to a Permitted Transferee in accordance with this Section 10, only the Participant may exercise the Rights and receive payment of the Bonus as provided in this Agreement. Subject to such conditions and procedures as the Company may require, a Permitted Transferee may exercise the Rights and receive payment of the Bonus during the Participant’s lifetime.

     11. No Obligation. Neither the execution and delivery hereof nor the granting of the Bonus or the Rights will constitute or be evidence of any agreement or understanding, express or implied, on the part of the Company or any of its Subsidiaries to employ or continue the employment of the Participant for any period or in any capacity.
     12. Notice. Any notice given hereunder to the Company will be addressed to the Company, attention Senior Vice President, Human Resources, or a designee or successor thereof, and any notice given hereunder to the Participant will be addressed to the Participant at his or her address as shown on the records of the Company.
     13. Section 409A. The Bonus and the Rights thereunder are intended to constitute “stock appreciation rights” that do not constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code. However, if at any time the Committee determines that the Bonus or the Rights may be subject to Section 409A, the Committee may, in its discretion, adopt such amendments to the Plan or this Agreement or adopt such other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Committee determines are necessary or appropriate either for the Bonus and the Rights to be exempt from the application of Section 409A of the Code or to comply with the requirements of Section 409A of the Code, including by adding conditions with respect to the vesting of the Rights and/or the payment of the Bonus; provided that no such amendment may change the Performance Goal with respect to any person who is a Covered Employee.

     IN WITNESS WHEREOF, the Company, by its duly authorized officer, and the Participant have executed this Agreement as of the day and year first above written.

KB HOME
By:	Jeffrey T. Mezger
Chief Executive Officer and President

PARTICIPANT:
By:
[NAME]

EXHIBIT A
EXERCISE NOTICE
STOCK APPRECIATION RIGHTS BONUS
KB Home
Attn: Senior Vice President, Human Resources
     Please be advised that I elect to exercise ____________ vested Rights granted to me by KB Home under and subject to the terms and provisions of the KB Home Amended and Restated 1999 Incentive Plan and the Stock Appreciation Rights Bonus Agreement dated ____________ , 2007.

Name:

Address:

Social Security #:

Date:

Signature:

Received by KB Home this ___ day of _______________, ______.

By:

Its: